AMENDMENT NO. 3

to

EMPLOYMENT AGREEMENT
dated December 11, 2017

by and between
AXIS Specialty U.S. Services, Inc. (the “Company”)
and
Peter Vogt (the “Executive”)

Dated: October 6, 2023

WHEREAS, the Company and the Executive entered into an employment agreement dated December 11, 2017, subsequently amended by Amendment No. 1 dated October 2, 2020 and Amendment No. 2 dated June 17, 2021 (as amended, the “Agreement”); and

WHEREAS, the Human Capital and Compensation Committee of the Board of Directors of AXIS Capital Holdings Limited, the Company and the Executive have determined that it is in the best interests of the Company, AXIS Capital Holdings Limited and its shareholders to amend certain components of the Executive’s compensation;

NOW, THEREFORE, the Agreement is hereby amended, effective as of June 1, 2023, as follows:

1.Section 2(a) of the Agreement (Compensation and Benefits) is hereby amended to replace the reference to “$675,000” in the first line thereof with “$700,000”.

2.Section 2(c) of the Agreement (Compensation and Benefits) is hereby amended to replace the reference to “$1,200,000” in the third line thereof with “$1,400,000”.

3.Section 3(a) of the Agreement (Term of Employment) is hereby amended to replace the reference to “December 31, 2023” with “December 31, 2026.”

4.A new Section 4(h) is hereby added to the agreement as follows:

h) Non-Renewal of Employment Term. In the event that, (i) either party (you or the Company) provides a written notice that the Agreement will not be extended beyond December 31, 2026 and (ii) your employment with the Company terminates upon the end of such Employment Term, and subject to your compliance with the obligations set forth in Sections 5, 7, 8, 9 and 10 of the Agreement and the timely satisfaction of the condition precedent in Section 4(f) of the Agreement, then:

i)all of your outstanding and unvested Restricted Stock Units and other equity awards shall immediately vest upon the date of such termination and

ii)you will be paid your Annual Bonus based on actual performance for the 2026 fiscal year and you will be excused from the requirement in Section 2(b) that you must be actively employed with the Company on the date of disbursement in order to receive the Annual Bonus and such Annual Bonus will be paid during the period set forth in Section 2(b) of the Agreement.

For the avoidance of doubt, a non-renewal of the Agreement by the Company at the end of the December 31, 2026 Employment Term will not be considered a termination by the Company without Cause. The parties acknowledge and agree that good faith negotiations related to such renewal will commence no later than January 1, 2026.

5.A new Section 4(i) is hereby added to the agreement as follows:

i) Treatment of Performance-Vesting Restricted Stock Units. In the event that you become entitled to accelerated vesting of your Restricted Stock Units upon your termination of employment in accordance with Sections 4(d), (e) and (h) herein, the performance-vesting achievement for your performance-vesting Restricted Stock Units which remain outstanding as of such employment termination date shall be calculated based on actual performance achievement through such termination date, as determined by the Human Capital and Compensation Committee of Parent’s Board in good faith.

6.Section 14 (Choice of Forum) and Section 15 (Governing Law) of the Agreement are hereby deleted and replaced with the following new Sections 14 and 15 as set forth below:

14) Choice of Forum
The Parent is an international company and has subsidiaries that conduct business in the United States (including Pennsylvania) and other countries. You and the Company are desirous of having any disputes resolved in a forum having a substantial body of law and experience with the matters contained herein. As a result, you and the Company have a strong interest in providing a single forum and governing law for the convenience of you and the Company to resolve any and all legal claims. In addition, you recognize that the Company's and the Parent’s savings from limiting the forum for legal claims allow them and their affiliates to maintain lower business expenses, which help all of them provide more cost effective and competitive insurance products and services. For all of these reasons, you and the Company agree that any action or proceeding brought in any court or other forum with respect to this Agreement and Employee’s employment shall be brought exclusively in any court of competent jurisdiction sitting in the Commonwealth of Pennsylvania, and the parties agree to the personal jurisdiction thereof. The parties hereby irrevocably waive any objection they may now or hereafter have to the laying of venue of any such action in the said court(s), and further irrevocably waive any claim they may now or hereafter have that any such action brought in said court(s) has been brought in an inconvenient forum. The parties recognize that, should any dispute or controversy arising from or relating to this agreement be submitted for adjudication to any court or other third party, the preservation of the secrecy of Confidential Information or Trade Secrets may be jeopardized. Consequently, the parties agree that all issues of fact shall be tried without a jury.
15) Governing Law
You and the Company agree that for the reasons recited in the foregoing paragraph 14, this Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to its conflict of laws provisions.

7.Section 10 (Governing Law) of the General Release and Waiver (attached as Exhibit A to the Employment Agreement) is hereby deleted and replaced with the following new Section 10 set forth below:

10.Governing Law. This General Release and Waiver shall be governed by, and construed and enforced in accordance with, the laws of Pennsylvania, without reference to its choice of law rules. The parties hereby irrevocably consent to the jurisdiction of Pennsylvania and courts located in Pennsylvania for purposes of resolving any dispute under this General Release and Waiver and expressly waive any objections as to venue in any such courts

11.Except as set forth herein, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 3 as of the date first above written.

    AXIS SPECIALTY U.S. SERVICES, INC.

By:    /s/ Noreen McMullan
Name: Noreen McMullan
Title: Executive Vice President

Accepted and Agreed:

/s/ Peter Vogt
Peter Vogt